Exhibit 23.2





                 CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to options granted under individual written compensation contracts or option agreements with employees of United Waste Systems, Inc., for the registration of up to 66,585 shares of its common stock, of our report dated February 21, 1997(except for Note 13, as to which the date is March 25, 1997) with respect to the consolidated financial statements of United Waste Systems, Inc. included in its Annual Report on Form 10-K/A#2 for the year ended December 31, 1996, filed with the Securities and Exchange Commission on June 25, 1997.

                                   ERNST & YOUNG LLP


MetroPark, New Jersey
June 25, 1997